Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Enhances Data Integration Capabilities

with Transformation Server™ Version 5.1

Customers Gain New Levels of Network Monitoring and Performance

 in their Real-time Enterprises

MARKHAM, CANADA – (May 12th, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today announced a new version of its flagship integration software solution – Transformation Server. At the heart of customers’ enterprises, Transformation Server allows customers to capture, transform and flow data bi-directionally and in real-time between multiple platforms and relational databases.

Generally available today, Transformation Server Version 5.1 features a re-designed communications layer for dramatically improved integration performance and an updated Enterprise Administrator Monitor tool for enhanced operations management and network monitoring. These new enhancements enable higher levels of efficiency, usability and control within customers’ integration environments, providing them with a vastly superior enterprise data integration platform. The operational efficiencies, streamlined business processes, and unprecedented system performance gained through Transformation Server add significant value to customers’ bottom line.

“When customers voiced the need for greater control over their integration network, a more intuitive and powerful user interface, and reduced data latency, we delivered,” says Nigel Stokes, CEO, DataMirror. “DataMirror provides companies with the most open, scalable and flexible integration infrastructure available on the market, allowing them to more effectively flow data in real-time throughout their enterprise and beyond.”

"Regardless of enterprise size or industry, organizations are struggling to deal with the increasing complexity and volumes of data they must manage," says Ted Friedman, Principal Analyst, Gartner. "These issues are particularly challenging in enterprises striving to achieve the goals of the Real-time Enterprise.  Specialized data integration tools can be an enabler in delivering the information flow necessary to get there."

Transformation Server's out-of-the-box data integration requires no programming changes to applications and databases, and powers a wide range of business applications including enterprise application integration, e-Business, business intelligence, customer relationship management and supply chain visibility.

“Data management’s importance continues to escalate in today’s business environments, with increases in data volume and support for multiple data sources. Companies now seek data integration solutions that can accommodate these broader enterprise needs,” says Doug Laney, VP and Director, META Group. “Hybrid data integration technologies that provide a single mapping interface, real-time visual operations management, and multiple data integration modes will dominate by 2006/07.”

The enhanced features of Transformation Server Version 5.1 include:

Enhanced Synchronization Between Systems – The completely re-designed communications layer improves synchronization between publisher and subscriber systems, enables the efficient transmission of data including Large Object Binaries (LOBs), and supports longer, more intuitive schema, table and column names. These enhancements drive network performance, minimize latency, enable efficient use of available bandwidth, and reduce costs associated with manual intervention and maintenance.

High Performance Monitoring – The comprehensive Enterprise Administrator Monitor tool lets customers visualize and monitor the integration network through user-defined views, and accelerate troubleshooting and resolution. Customers can quickly and easily assess the health of their network, enhance systems performance, and as a result reduce total cost of ownership.

Professional Services and Customer Support

DataMirror’s world-class professional services and CustomerOne support program offer customers the strategic planning, hands-on 24/7 support and proven methodologies they need to manage infrastructure changes, avoid costly pitfalls, and achieve a rapid return on their investment. These services are available to customers using earlier releases of Transformation Server who want to take advantage of these latest enhancements.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

Over 1,700 companies have gone live with DataMirror software including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, Transformation Server and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.